UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Anchiano Therapeutics Ltd.

(Name of Registrant as Specified In Its Charter)

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April 6, 2020
Dear Shareholder,
You are cordially invited to attend the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) of Anchiano Therapeutics Ltd. (“we” or the “Company”) to be held on April 23, 2020 at 11 a.m. (Eastern standard time) at our executive office at Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139. In light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission.
At the Annual Meeting, shareholders will vote on the matters listed in the enclosed Notice of Annual General Meeting of Shareholders. We look forward to greeting personally those shareholders who are able to be present at the Annual Meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Holders of our American Depositary Shares (“ADSs”) will receive voting instruction cards either electronically or by physical mail, depending on the delivery instructions such holder has provided to its bank or broker. Please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope.
Your vote is important, whether or not you attend the meeting in person. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting. If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.
Thank you for your cooperation and continued support.
Sincerely,
/s/ Dennison T. Veru

Dennison T. Veru
Interim Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2020

To the Shareholders of Anchiano Therapeutics Ltd.:
The Annual General Meeting of Shareholders of Anchiano Therapeutics Ltd. will be held at the following time, date and place for the following purpose:
TIME:	11 a.m., Eastern standard time
DATE:	April 23, 2020
PLACE:
Anchiano Therapeutics Ltd., Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139
Please note that in light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission.

PURPOSE:
The agenda for the Annual General Meeting is as follows:
1.
To elect to the Board of Directors of the Company (the “Board” or the “Board of Directors”) the eight director nominees named in the enclosed proxy statement to serve until the next annual general meeting of shareholders and until their successors have been duly elected and qualified;

2.
To approve the Company’s Compensation Policy for directors and officers, reflecting certain amendments to the Compensation Policy;

3.
To approve amendments to the Company’s Articles of Association to (i) increase our authorized share capital from 100,000,000 ordinary shares, with no par value each, to 500,000,000 ordinary shares, with no par value each and (ii) amend the quorum requirement for meetings of the Company’s shareholders;

4.
To approve the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to the audit committee the authority to fix the said independent auditors’ remuneration in accordance with the volume and nature of their services;

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To report on the business of the Company for the fiscal year ended December 31, 2019, including a review of the fiscal 2019 financial statements; and

6.
To act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing proposals are described more fully in the enclosed proxy statement, which we urge you to read in its entirety. Approval of Items 1 through 4 above will require the affirmative vote of a majority of the shares present, in person or by proxy, and voting thereon, provided that with respect to Item 2, in addition to such majority vote, either (i) the shares voted in favor of such proposal include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a “personal interest” in such matter, as defined under the Israeli Companies Law, 1999, as amended (the “Companies Law”) or (ii) the total number of shares voted by the disinterested shareholders described in clause (i) against such resolutions does not exceed two percent (2%) of the aggregate voting rights in the Company. Item 5 will not, and Item 6 is not expected to, involve a vote of the shareholders.
Shareholders of record at the close of business on March 23, 2020 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of our Corporate Secretary at our registered office in Israel, 5 Kiryat Hamada Street, Jerusalem 9777401, Israel.
Please sign, date and promptly return the enclosed proxy card in the enclosed envelope so that your shares will be represented whether or not you attend the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Dennison T. Veru

Dennison T. Veru
Interim Chairman of the Board
April 6, 2020

Anchiano Therapeutics Ltd.
5 Kiryat Hamada St.
P.O. Box 45032
Jerusalem, 9777401, Israel
+972 (2) 548-6555

PROXY STATEMENT FOR ANCHIANO THERAPEUTICS LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2020

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Why Did You Send Me this Proxy Statement?
We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anchiano Therapeutics Ltd. (“we” or the “Company”) is soliciting your proxy to vote at the Annual General Meeting of Shareholders (the “Annual Meeting”) and any adjournments of the meeting to be held at 11 a.m., Eastern standard time, on April 23, 2020 at our executive office at Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139. In light of current circumstances and various restrictions that are being imposed because of COVID-19, it may become necessary to change the venue of the meeting. Any such change will be announced in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). This proxy statement, along with the accompanying Notice of Annual General Meeting of Shareholders, summarizes the purpose of the meeting and the information you need to know to vote at the Annual Meeting. We anticipate that on or about April 6, 2020 we will begin sending this proxy statement, the attached Notice of Annual Meeting and the form of proxy enclosed to all shareholders entitled to vote at the meeting.
Who Can Vote?
Only holders of record of ordinary shares or ADSs representing the Company’s ordinary shares (collectively, the “Shares”) on March 23, 2020, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 37,099,352 ordinary shares outstanding and entitled to vote.
You do not need to attend the Annual Meeting to vote your Shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the Annual Meeting.
How Many Votes Do I Have?
Each ordinary share that you own entitles you to one vote. Each ADS represents five of our ordinary shares.
How Do I Vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. If your Shares are registered directly in your name through our transfer agent, or you have share certificates, you may vote:
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By mail.   Complete, date, sign and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your Shares voted, they will be voted as recommended by our Board of Directors.

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In person at the meeting.   If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your ADSs are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your Shares and can generally do so as follows:
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By mail.   You will receive instructions from your broker or other nominee explaining how to vote your Shares.

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In person at the meeting.   Contact the broker or other nominee who holds your Shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

If you need assistance in voting or completing your proxy card or have questions regarding the meeting, please contact our proxy advisor:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
+1 (866) 613-3006 (toll free in the United States)
What am I Voting On?
You are voting:
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To elect to the Board of Directors (the “Board”) the eight director nominees named in this proxy statement to serve until the next annual general meeting of shareholders and until their successors have been duly elected and qualified;

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To approve the Company’s Compensation Policy for directors and officers, reflecting certain amendments to the Compensation Policy;

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To approve amendments to the Company’s Articles of Association to (i) increase our authorized share capital from 100,000,000 ordinary shares, with no par value each, to 500,000,000 ordinary shares, with no par value each and (ii) amend the quorum requirement for meetings of the Company’s shareholders; and

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To approve the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to the audit committee the authority to fix the said independent auditors’ remuneration in accordance with the volume and nature of their services.

Our Board of Directors reserves the right to elect not to proceed with and to abandon the foregoing proposals if it determines, in its sole discretion, that the proposals are no longer in the best interests of the shareholders.
How does the Board of Directors Recommend that I Vote at the Meeting?
The Board of Directors recommends that you vote as follows:
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“FOR” the proposal to elect each of the Board nominees named in this proxy statement to serve as directors of the Company until the next annual general meeting of shareholders and until their successors have been duly elected and qualified;

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“FOR” the approval of the Company’s Compensation Policy for directors and officers, reflecting certain amendments to the Compensation Policy;

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“FOR” the approval of amendments to the Company’s Articles of Association to (i) increase our authorized share capital from 100,000,000 ordinary shares, with no par value each, to 500,000,000 ordinary shares, with no par value each and (ii) amend the quorum requirement for meetings of the Company’s shareholders to holders of at least 33 1∕3% of the Company’s ordinary shares; and

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“FOR” the approval of the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to the audit committee the authority to fix the said independent auditors’ remuneration in accordance with the volume and nature of their services.

If any other matter is properly presented at the meeting or any adjournment, the proxy card provides that your Shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.
What Constitutes a Quorum for the Meeting?
Due to the Nasdaq listing rules applicable to our Company, of the 37,099,352 ordinary shares outstanding as of the record date, the holders of at least 33 1∕3% of those ordinary shares, or at least 12,366,451 ordinary shares, must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum. Shares held by shareholders of record who are present at the meeting in person or by proxy are counted for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” are also counted as present and entitled to vote for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What are the Voting Requirements to Approve the Proposals?
You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to (1) elect to the Board the eight director nominees named in this proxy statement to serve until the next annual general meeting of shareholders and until their successors have been duly elected and qualified; (2) approve the Company’s Compensation Policy for directors and officers, reflecting certain amendments to the Compensation Policy; (3) approve amendments to the Company’s Articles of Association to (i) increase our authorized share capital from 100,000,000 ordinary shares, with no par value each, to 500,000,000 ordinary shares, with no par value each and (ii) amend the quorum requirement for meetings of the Company’s shareholders; and (4) approve the reappointment of Somekh Chaikin, a member of KPMG International, as our independent auditors and to authorize our board of directors to delegate to the audit committee the authority to fix the said independent auditors’ remuneration in accordance with the volume and nature of their services. The affirmative vote of a majority of the ordinary shares present at the Annual Meeting, in person or by proxy, and voting on the matter, is required to approve the proposals, as described above, provided that with respect to Proposal 2, in addition to such majority vote, either (i) the shares voted in favor of such proposal include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a “personal interest” in such matter, as defined under the Companies Law or (ii) the total number of shares voted by the disinterested shareholders described in clause (i) against such resolutions does not exceed two percent (2%) of the aggregate voting rights in the Company.
The term “controlling shareholder” means a shareholder having the ability to direct the activities of a company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds fifty percent (50%) or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. To the knowledge of the Company, there is no shareholder who is a controlling shareholder.
Under the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of the shareholder and any member of the shareholder’s family, family members of the shareholder’s spouse, or a spouse of any of the foregoing, or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or chief executive officer, owns at least five percent (5%) of the shares or has the right to appoint a director or chief executive officer, and (ii) excludes an interest arising solely from the ownership of our Shares. Under the Companies Law, in the case of a person voting by proxy for another person, “personal interest” includes a personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to vote. If you do not have a personal interest in this matter, you may assume that using the enclosed form of proxy will not create a personal interest.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder is a controlling shareholder or has a personal interest in the proposed resolution. Otherwise, the votes of such shareholder may not be counted.
Although it is unlikely that any of the Company’s public shareholders has a personal interest in this matter, to avoid confusion, in the enclosed form of proxy card we refer to such a personal interest as a “personal benefit or other interest.” The proxy card includes a box you can mark to confirm that you are not a controlling shareholder and do not have a personal interest in this matter. If you do not mark this box, your vote will not be counted. If you are unsure whether you can make this confirmation, please contact the Company’s Corporate Secretary, at +972-2-548-6555, for instructions on how to vote your Shares and indicate that you are a controlling shareholder or have a personal interest or, if you hold your ADSs in “street name,” you may also contact the representative managing your account, who would then contact us on your behalf.
How are My Votes Cast when I Sign and Return a Proxy Card?
When you sign the proxy card, you appoint Frank G. Haluska, our president and chief executive officer, and Dennison T. Veru, our acting chairman of the Board, as your representatives at the meeting. Mr. Haluska and Mr. Veru will vote your Shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.
Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting in case your plans change. This way, your Shares will be voted by you whether or not you actually attend the meeting.
May I Revoke My Proxy?
Shareholders may revoke the authority granted by their execution of proxies before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. However, if a shareholder attends the Annual Meeting and does not elect to vote in person, his or her proxy will not be revoked. Unless otherwise indicated on the form of proxy, if a proxy is properly executed and received by the Company prior to the Annual Meeting, Shares represented by the proxy will be voted in favor of all the matters to be presented to the Annual Meeting, as described above.
Can my broker vote my Shares for me?
A broker “non-vote” occurs when a broker or nominee holding Shares for a beneficial owner does not vote on a particular matter because the matter is not routine and such broker or nominee does not have the discretionary voting authority to vote the Shares for which it is the holder of record with respect to a particular matter at the Annual Meeting and such broker or nominee has not received instructions from the beneficial owner. Broker “non-votes,” and Shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether shareholders’ approval of that matter has been obtained.
What if I Receive More than One Proxy Card?
You may receive more than one proxy card or voting instruction form if you hold Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your Shares are voted.
What if I do not Vote for the Matters Listed on My Proxy Card?
On all matters considered at the Annual Meeting, abstentions of a holder of Shares will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining if a quorum is present.

Will My Shares be Voted if I do not Return My Proxy Card and do not Attend the Annual Meeting?
If your Shares are registered in your name or if you have share certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”.
If your Shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your Shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your Shares on certain routine matters scheduled to come before the meeting even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your Shares will be voted at the meeting in the manner you desire.
Is Voting Confidential?
Yes. Only the inspector of elections and our employees who have been assigned the responsibility for overseeing the legal aspects of the Annual Meeting, and Alliance Advisors, LLC (“Alliance Advisors”), our proxy solicitor, will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.
What are the Costs of Soliciting these Proxies?
We will pay all of the costs of soliciting these proxies. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We have engaged Alliance Advisors to assist us in soliciting proxies for the Annual Meeting. We will pay Alliance Advisors a base fee of  $7,500, plus reasonable out-of-pocket expenses, plus an additional fee based upon the number of contacts with shareholders made and work performed. We estimate the total amount payable to Alliance Advisory will be approximately $10,000.
Could other Matters be Decided at the Annual Meeting?
We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting at or by the direction of the Board of Directors, the proxies will be voted at the discretion of the proxy holders.
What Happens if the Annual Meeting is Postponed or Adjourned?
Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
What are the Implications of the Company being an Emerging Growth Company and a Smaller Reporting Company?
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act and otherwise as applicable to smaller reporting companies. In addition, as an emerging growth company, we are not required to conduct votes seeking shareholder approval on an advisory basis of  (1) the compensation of our “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

COMPANY BACKGROUND
History
We are a biotechnology company committed to discovering and developing new cancer therapies that are designed to target the products of mutated genes that are drivers of human malignancies. We were incorporated on September 22, 2011 under the laws of the State of Israel for the purpose of a reincorporation merger (“Reincorporation”), which merged BioCancell Therapeutics Inc. (“BTI”) with and into a wholly-owned subsidiary of BioCancell Ltd. (“BioCancell”). BTI was incorporated in the United Stated under the laws of the State of Delaware on July 26, 2004 and commenced operations on October 1, 2004. The Reincorporation was consummated on August 14, 2012, and BTI survived as a wholly-owned subsidiary of BioCancell until it was formally dissolved in the State of Delaware on December 28, 2012. Following the Reincorpoation, BioCancell became a public company in Israel with its ordinary shares listed on the Tel Aviv Stock Exchange (“TASE”).
In October 2016, Dr. Frank Haluska became Chief Executive Officer of the Company. Dr. Haluska subsequently introduced a number of changes to the management of the Company, and to its clinical development program for the Company’s lead product. In 2018, Dr. Ron Knickerbocker was hired to act as the Company’s Senior VP of Clinical Development and Data Sciences, Sean Daly was hired to act as the Company’s Vice President of Clinical Operations and Dr. David Kerstein was hired to act as the Company’s Chief Medical Officer. In August 2018, BioCancell changed its name to Anchiano Therapeutics Ltd.
Initial Public Offering
At the time of our U.S. initial public offering in February 2019, our lead product candidate was inodiftagene, which is a recombinant DNA construct intended to be administered to patients whose therapy for early stage bladder cancer had failed. Completed preclinical studies and clinical trials demonstrated that our product candidate could potentially deliver a lethal gene specifically to bladder cancer cells in a patient’s bladder. Phase 1 and Phase 2 clinical trial results initially indicated the potential of inodiftagene to improve patient outcomes substantially by delaying or, in some cases, eliminating disease progression. Experiments demonstrated the uptake of inodiftagene by 85% of target cells in vitro after a single exposure. We tested inodiftagene in six clinical trials, three of which involved non-muscle invasive bladder cancer (“NMIBC”) patients, and we observed substantial anti-tumor activity. The data from the three NMIBC Phase 1/2 and Phase 2 trials demonstrated that: (1) inodiftagene caused complete responses in 33% of bladder cancer patients with unresected measurable papillary tumors; (2) one-year and two-year recurrence-free survivals were 46% and 33%, respectively; and (3) we could administer inodiftagene with BCG, the standard of care for NMIBC, with recurrence-free outcomes of 95% and 78% at three and six months, respectively.
Studies strongly supported the potential for inodiftagene to provide new therapies for NMIBC patients. Specifically, we identified two distinct populations with unmet needs in the field of NMIBC treatment: (1) those patients for whom two treatments with standard BCG had failed and (2) those for whom one BCG treatment had failed. Accordingly, we conducted two pivotal clinical trials in NMIBC patients, including a single-arm study of inodiftagene in patients with BCG-unresponsive disease and a randomized trial in patients whose disease had recurred after a single course of standard BCG therapy. Both of these studies were reviewed by the U.S. Food and Drug Administration (“FDA”) and other international regulatory bodies. The FDA granted our program Fast Track designation for regulatory review. Additionally, the FDA granted our Phase 3 study a special protocol assessment.
Clal Biotechnology Industries Ltd. (“CBI”) beneficially owned 35.0% of the Company’s ordinary shares prior to our initial public offering and 23.6% of the Company’s ordinary shares after the offering. CBI purchased 326,085 ordinary shares, represented by 65,217 ADSs, in the offering. In connection with the closing of our initial public offering, as a result of triggering price protection rights, CBI became entitled to be issued 1,804,109 ordinary shares and warrants representing 1,355,111 ordinary shares. Access Industries Holdings LLC (“Access Industries”) purchased 6,521,735 ordinary shares, represented by 1,304,347 ADSs, in the initial public offering. Following the offering, Access Industries beneficially owned 40.3% of the Company’s ordinary shares.

Clal Industries Ltd. owns 47% of the outstanding shares of, and controls CBI. The remaining 53% of CBI’s outstanding shares are publicly-held and listed on the TASE. Clal Industries Ltd. is wholly-owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à r.l., which is owned by AI Diversified Parent S.à r.l., which is owned by AI Diversified Holdings Limited (“AIDH Limited”). AI SMS L.P. (“AI SMS”) owns a majority of the equity of AIDH Limited. Access Industries owns a majority of the equity of AI SMS, and Access Industries, LLC (“LLC”) holds a majority of the outstanding voting interests in Access Industries Holdings (“AIH”). Access Industries Management, LLC (“AIM”) controls LLC and AIH, and Len Blavatnik controls AIM.
Upon the consummation of our initial public offering, we entered into an information rights agreement with CBI. The information rights agreement provides CBI with rights to receive our annual and quarterly financial statements, auditor consent letters and valuation reports, and other information reasonably required by CBI to enable it to prepare its financial statements given CBI must, as a public company in Israel, report on its holdings, such as its holdings in the Company. The information rights agreement also requires that we provide CBI with information material to the Company and mandated to be disclosed by the requirements applicable to CBI under Israeli law, as well as certain other material information of the Company. The information rights agreement contains customary confidentiality provisions. Through the information rights agreement, CBI has had the opportunity to request additional materials from the Company, which right it has not exercised, beyond receiving periodic financial statements.
Suspension of Inodiftagene
As discussed above, we previously discovered and developed a biologic agent, inodiftagene vixteplasmid, designed to improve the standard of care for early stage bladder cancer. Inodiftagene is a gene therapy designed and formulated to deliver a toxic gene in a targeted manner to bladder cancer cells. We had developed this gene therapy in six clinical trials in pancreatic cancer, ovarian cancer, and bladder cancer. Based on these preliminary clinical studies, we determined to test this product candidate in a clinical trial designed as the basis for potential regulatory approval. This clinical trial, the Codex trial, was initiated in December 2018, enrolling patients through the following year.
In November 2019, we discontinued the Codex study. After a thorough analysis of the data, we determined that there was a low probability of surpassing the pre-defined futility threshold at the planned interim analysis, which required 10 complete responses in 35 patients. As of November 14, 2019, 16 patients were evaluable after the first disease assessment on treatment. Three patients (19%) had experienced a complete response. The data also indicated a low probability of achieving an efficacy profile that in our estimation would be necessary to support regulatory approval. Our board of directors approved the termination of the program based on our assessment that the observed preliminary efficacy of inodiftagene in bladder cancer was insufficient to support approval.
Collaboration Agreement with ADT Pharmaceuticals
In parallel to advancing the inodiftagene program, our corporate goals for 2019 called for expanding our pipeline of product candidates, and we sought to develop or acquire small molecule anti-cancer therapeutics. We performed an extensive search of assets available for licensing or acquisition, led by LifeSci Advisors, that would fit with our vision and have substantial promise for successful clinical development and significant impact for cancer patients. On September 20, 2019, we entered into a collaboration and license agreement (the “Collaboration Agreement”) with ADT Pharmaceuticals, LLC (“ADT”). Pursuant to the terms and conditions set forth in the Collaboration Agreement, we agreed to use commercially reasonable efforts to conduct research and development activities of two novel small-molecule inhibitors (“Compounds”) that separately inhibit the pan-RAS and PDE10/β-catenin pathways under the oversight of a joint steering committee. As part of the arrangement, we agreed to be primarily responsible for the research, development, manufacturing and regulatory activities, and ADT agreed to assist with the research activities, as necessary, in exchange for a quarterly fee from us.
In connection with the Collaboration Agreement, ADT also granted us an exclusive option to research, develop, manufacture and commercialize Compounds relating to patents owned by ADT and any products containing such Compounds worldwide (the “Option”). In consideration for the rights granted under the Collaboration Agreement, we agreed to pay ADT (i) a $3 million upfront fee; (ii) a fee upon exercise of the

Option; and (iii) milestone payments with respect to the development and commercialization of any products containing the Compounds. In addition, we agreed to pay ADT royalties ranging in the low- to mid-single digit percentage on sales of any products containing the Compounds. We may terminate the Collaboration Agreement at any time in its entirety or on a compound-by-compound basis after providing 90 days written notice to ADT. Our board of directors unanimously approved entry into the Collaboration Agreement.
Changes to the Composition of the Board of Directors
On October 24, 2019, Dr. Stephen Hoffman resigned as the Chairman of the Board. In submitting his resignation, Dr. Hoffman did not express any disagreement on any matter relating to the operations, policies or practices of the Company.
On November 11, 2019, Mr. Ofer Gonen was appointed to the Board following his request, and the consideration of his candidacy by the Nominating and Governance Committee and the Board.
On December 31, 2019, Mr. Robert Connelly resigned from the Board. In submitting his resignation, Mr. Connelly did not express any disagreement on any matter relating to the operations, policies or practices of the Company.
On February 7, 2020, Ms. Efrat Makov resigned from the Board. In submitting her resignation, Ms. Makov did not express any disagreement on any matter relating to the operations, policies or practices of the Company.
Special Meeting Letter
On December 27, 2019, we received a letter from CBI demanding that the Board immediately convene a special general meeting of the shareholders of the Company (the “Demand Letter”). The Demand Letter specified that the agenda for the special general meeting should include resolutions to change the composition of the Board. On December 29, 2019, CBI formally withdrew the Demand Letter. In connection with the withdrawal, CBI requested that the Board convene the Annual Meeting as promptly as practicable to consider the matters outlined in the Demand Letter. CBI has indicated its support for the election of each of the Board nominees named in this proxy statement. CBI has further indicated its support for the Board decision to advance the preclinical development of the Company’s pan-RAS inhibitor program discussed below while seeking to identify financing and strategic opportunities for the Company. These opportunities may include, but are not limited to, a licensing or collaboration agreement involving the pan-RAS inhibitor program and/or the Company’s other in-licensed compound, a potential monetization transaction or a merger or other strategic transaction.
Business Strategy
Our priority is the development of our pan-RAS-inhibitor program. This program targets oncogenic mutations in the RAS family of genes (KRAS, HRAS, and NRAS), which are present in more than 30% of cancer. RAS plays a pivotal role in signal transduction pathways leading to tumor cell proliferation and survival. Our program has identified novel indene-based small molecules that exhibit potent and selective inhibition of activated RAS signaling regardless of isoform or mutation, or pan-RAS inhibition. We are undertaking additional structural studies and medicinal chemistry to identify a clinical lead compound. The Board unanimously approved our budget for fiscal year 2020 to advance the identification and development of such a compound. We anticipate that we will identify a clinical development lead compound in the next 12 to18 months, followed by 12 months of Investigational New Drug application-enabling studies. We believe this will allow us to initiate our first in human trial in 2022.
On January 20, 2020, the Board approved management’s recommendation to close our office and laboratories located in Israel. The decision to close the office and laboratories in Israel was made primarily due to the discontinuation of the Codex study and is consistent with management’s stated intention of focusing our resources on the pan-RAS and PDE10/ß-catenin programs. We expect the closure process to conclude by April 30, 2020.

On February 26, 2020, the Board determined to advance the preclinical development of our pan-RAS inhibitor program while seeking to identify financing and strategic opportunities for the company. The opportunities may include, but are not limited to, a licensing or collaboration agreement involving the pan-RAS inhibitor program and/or our other in-licensed compound, a potential monetization transaction or a merger or other strategic transaction.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Articles of Association provide that our Board will consist of not fewer than three and no more than 11 directors. The Board presently consists of seven members. Proposal 1 set forth below includes a proposed Board of eight directors.
Background
Our directors are elected at each Annual General Meeting of Shareholders. We are presenting six nominees for re-election as directors, each of whom is a current member of our Board of Directors, and two nominees for election as new directors at the Annual Meeting. They have been nominated for election by our Board of Directors based on the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors. Dr. Lawrence Howard is not standing for re-election to the Board. If elected, each of the director nominees will hold office until the next annual general meeting, unless his or her office is vacated earlier pursuant to the provisions of our Articles of Association or applicable law.
Subject to the election of the proposed nominees in this Proposal 1, the size of our Board of Directors will be eight directors, of whom Mr. Dennison Veru, Ms. Ruth Alon, Mr. Neil Cohen, Mr. Reginald Hardy and Mr. Stanislav Polovets qualify as independent directors under the corporate governance standards of the Nasdaq Capital Market (“Nasdaq”) rules and the independence requirements of Rule 10A-3 of the Exchange Act.
Under the Companies Law, our Board of Directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in, and understanding of, business accounting matters and financial statements. Our Board of Directors has determined that we require at least one director with the requisite financial and accounting expertise and that Mr. Dennison Veru and Ms. Ruth Alon have such expertise.
The nominees, their present principal occupation or employment, the year in which each first became a director of the Company and a brief biography are set forth below. For details about beneficial ownership of our Shares held by any of these nominees, see below under the caption “Security Ownership of Certain Beneficial Owners and Management.” Such information is based upon the records of the Company and information furnished to it by the nominees.
Name	Age	Director Since	Position
Mr. Dennison Veru(1)	59	2016	Interim Chairman of the Board
Dr. Frank Haluska	61	2016	Chief Executive Officer and Director
Ms. Ruth Alon(1)(2)	68	2017	Director
Mr. Neil Cohen	56	N/A	N/A
Mr. Ofer Gonen	46	2019	Director
Mr. Reginald Hardy(2)(3)	62	2016	Director
Mr. Isaac Kohlberg	68	2017	Director
Mr. Stanislav Polovets	56	N/A	N/A

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Corporate Governance and Nominating Committee.

Dennison (Dan) Veru has served as a director since August 2016 and is currently the Board’s interim chairman. Mr. Veru is Co-Chairman of Palisade Capital Management, an asset management company, and has been its Chief Investment Officer (Institutional) since 2000, with oversight responsibilities for all of Palisade’s investment strategies that trade publicly-traded securities. Mr. Veru previously held a variety of analytical positions at Drexel Burnham Lambert and later at Smith Barney. From 1992 through 1999, Mr. Veru was the President and Director of Research at Awad Asset Management and helped oversee the firm’s growth from start-up to more than $1 billion of small-cap institutional and high net worth assets. Prior to Awad, Mr. Veru held a variety of analytical roles at Drexel Burnham Lambert and later at Smith Barney Harris Upham. In addition to his professional responsibilities, Mr. Veru is a member of the Board of Overseers of the St. Luke’s and Roosevelt hospital, a member of the finance committee of the Dwight-Englewood School, and a member of the Board of the McCarton School for autistic children. He is a frequent guest on CNBC, Bloomberg News, Fox News and CNN, and also contributes market opinions to various financial publications. Mr. Veru holds a B.A. in government from Franklin & Marshall College.
Dr. Frank G. Haluska has served as our Chief Executive Officer and a director since October 2016. He most recently served as Chief Medical Officer and Senior Vice President of Clinical R&D at ARIAD Pharmaceuticals, Inc. from 2012 to 2016, where he held overall responsibility for clinical development strategy. At ARIAD he led the clinical development and approval of ponatinib (marketed as Iclusig) in the United States, European Union and other territories, as well as the development of brigatinib (marketed as Alunbrig) approved in the United States by the FDA. Dr. Haluska graduated from Harvard College and the University of Pennsylvania School of Medicine, earning M.D. and Ph.D. degrees, undertook medical training at Massachusetts General Hospital (“MGH”) and the Dana-Farber Cancer Institute (“DFCI”), and had a fellowship at the Massachusetts Institute of Technology Center for Cancer Research. He became an assistant professor of medicine at Harvard Medical School, and the leader of the melanoma research programs at the MGH Cancer Center and the DFCI, through the Dana-Farber Harvard Cancer Center. Subsequently he was deputy director of the Tufts New England Medical Center Cancer Center. He also is a graduate of the United States Air War College, and is a Colonel in the United States Air Force Reserve.
Ruth Alon has served as a director since September 2017. Ms. Alon is the founder and Chief Executive Officer of Medstrada Israel, a venture capital fund focusing on food and nutrition technologies. Between 1997 and 2016, Ms. Alon served as a general partner of Pitango Venture Capital. Prior to her tenure at Pitango, Ms. Alon held senior positions with Montgomery Securities from 1981 to 1987, Genesis Securities, LLC from 1993 to 1996, and Kidder Peabody & Co. from 1987 to 1993, as well as managing her own medical device consulting business in San Francisco from 1995 to 1996. Ms. Alon was the founder and chairperson of Israel Life Science Industry, a not-for-profit organization then representing the mutual goals of approximately 700 Israeli life science companies. She is also the co-founder of IATI, Israel Advanced Technology Industries, an umbrella organization for high-tech and life sciences companies in Israel. She has a B.A. in economics from The Hebrew University of Jerusalem, Israel and an M.B.A. from Boston University.
Neil Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994 he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA) . He is a venture partner at SKY, an Israeli middle-market private equity firm, at Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A., with first class honors, from Oxford University. Our Board of Directors believes that Mr. Cohen’s extensive experience in the finance and investment industry qualifies him to serve on our Board of Directors.
Ofer Gonen has served as a director since November 2019. He is the Chief Executive Officer of CBI, a company that is publicly traded in Israel and which holds approximately 23.57% of the outstanding shares of the Company. Mr. Gonen has served as the Chief Executive Officer of CBI since 2016, having served previously as a Vice President since 2003. He serves as a director of MediWound Ltd. (Nasdaq: MDWD), Gamida Cell Ltd. (Nasdaq: GMDA) and several other companies. Previously, Mr. Gonen served as the general manager of Biomedical Investments and as a partner at Arte Venture Group. Mr. Gonen also previously served as a member of the Company’s board of directors from 2015 to 2017. Mr. Gonen holds a B.Sc. in Physics, Mathematics and Chemistry from the Hebrew University of Jerusalem and an M.A. in Economics and Finance from Tel Aviv University.

Reginald Hardy has served as a director since August 2016. Mr. Hardy is the co-founder and Chairman of Brickell Biotech, Inc. (“Brickell”), a pharmaceutical company focused on developing novel drugs for the treatment of skin diseases. Mr. Hardy served as Brickell’s Chief Executive Officer from inception in 2009 through 2018. Prior to Brickell, he was the co-founder and President of Concordia Pharmaceuticals, Inc., an oncology drug development company acquired by Kadmon Corporation in 2011. From 1992 to 1998, he was a co-founder and the president of SANO Corporation, a pharmaceutical company focused on the development of novel transdermal drug delivery systems, that was acquired by Elan Corporation in 1998. Prior to SANO, Mr. Hardy held various corporate roles with IVAX Corporation, Key Pharmaceuticals, and Hoechst-Roussel Pharmaceuticals, Inc. He earned his B.S. in pharmacy from the University of North Carolina, Chapel Hill and an M.B.A. from the University of North Carolina, Greensboro.
Isaac Kohlberg has served as a director since February 2017. He is the Senior Associate Provost and Chief Technology Development Officer at Harvard University. Previously, he was Chief Executive Officer of the Tel Aviv University Economic Corporation and Chief Executive Officer of RAMOT at Tel Aviv University, a technology transfer company. He served as Vice President at New York University Medical Center and Vice Provost of New York University. He also served as the Managing Director of Yeda R&D Company of the Weizmann Institute of Science. Mr. Kohlberg serves on the board of directors of CBI and Elicio Therapeutics, a privately-held biotechnology company of which CBI is a substantial shareholder. Mr. Kohlberg received a diploma in French cultural and historical studies from the University of Strasbourg, an M.B.A. from INSEAD and an LL.B. from Tel Aviv University.
Stanislav Polovets co-founded and serves as the chairman and Chief Executive Officer of the Genesis Prize Foundation since January 2013. Mr. Polovets served as the Lead Director of the Advisory Board of L1 Energy from March 2013 to December 2019, as Regional Chairman of Edelman from 2014 to 2017, and as Lead Non-Executive Director of Clal Industries from 2014 to December 2019. He was CEO of the AAR Consortium, a private equity group with interest in the energy industry. He was a member of the Board of Overseers of Stanford University’s Hoover Institution (2014-2019), and serves on the NYU President’s Global Council, NYU Tandon School of Engineering Board of Overseers, and the Council on Foreign Relations. He is a graduate of Stanford Business School and has an M.A. from Stanford University in Russian and East European Studies. Our Board of Directors believes that Mr. Polovets’ professional experience focused on executed long-term business development objectives qualifies him to serve on our Board of Directors.
Proposed Resolution
It is proposed that the following resolution be adopted at the Annual Meeting:
“RESOLVED, that each of Mr. Dennison Veru (interim chairman), Dr. Frank G. Haluska, Ms. Ruth Alon, Mr. Ofer Gonen, Mr. Reginald Hardy and Mr. Isaac Kohlberg be reelected, and each of Mr. Neil Cohen and Mr. Stanislav Polovets be elected, to serve as a member of the Board of the Company until the next annual general meeting of the Company, effective immediately.”
Required Vote
The affirmative vote of the holders of a majority of the ordinary shares present, in person or by proxy, and voting on the matter, is required for the approval of the election of each nominee.
Board Recommendation
Our Board of Directors recommends a vote FOR the approval of each of the proposed nominees for re-election.

The following discussion and analysis contains statements regarding the Company’s corporate governance policies and the director nominees of the Board.
CORPORATE GOVERNANCE
Board of Directors
The Board presently consists of seven directors. Under our Articles of Association, our board of directors must consist of not less than three and no more than 11 directors. The Board proposes that our board of directors consist of eight directors. Pursuant to our Articles of Association, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.
In addition, our Articles of Association allow our board of directors to appoint new directors to fill vacancies which occurred for any reason or as additional directors, provided that the number of board members shall not exceed the maximum numbers of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his or her tenure in accordance with our Articles of Association. Our board of directors may continue to operate for as long as the number of directors is not less than the minimum number of directors mentioned above.
In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. He or she must be able to thoroughly comprehend the financial statements of the company and initiate discussion regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and that Ms. Ruth Alon has such expertise.
Committees of the Board of Directors
Our board of directors has established the following committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors.
Audit Committee
Under the Companies Law, the Exchange Act and Nasdaq rules, we are required to establish an Audit Committee.
The responsibilities of an Audit Committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the Audit Committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.
In accordance with U.S. law and Nasdaq requirements, our Audit Committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our board of directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.

Under the Companies Law and related regulations, the Audit Committee must consist of at least three directors who meet certain independence criteria. Under the Nasdaq rules, we are required to maintain an Audit Committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the Audit Committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.
Our Audit Committee currently consists of Mr. Lawrence Howard, Ms. Ruth Alon and Mr. Dennison Veru. All of the members are independent as defined in the Companies Law, SEC rules and Nasdaq listing requirements. Our board of directors has determined that all members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq rules. Our board of directors has determined that Mr. Veru is an Audit Committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq rules.
Compensation Committee
Under both the Companies Law and Nasdaq rules, we are required to establish a Compensation Committee.
The responsibilities of a Compensation Committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors.
The Companies Law and related regulations require the appointment of a Compensation Committee that complies with the requirements of Nasdaq. Under Nasdaq rules, we are required to maintain a Compensation Committee consisting of at least two independent directors; each of the members of the Compensation Committee is required to be independent under Nasdaq rules relating to Compensation Committee members, which are different from the general test for independence of board and committee members. Our Compensation Committee currently consists of Ms. Ruth Alon and Mr. Reginald Hardy. Both of the members are independent as defined in the Companies Law and the Nasdaq listing requirements.
Corporate Governance and Nominating Committee
We have established a Corporate Governance and Nominating Committee, responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. Under the Companies Law, nominations for director may also, under certain circumstances, be made by shareholders in accordance with the conditions prescribed by applicable law and our Articles of Association. Our Corporate Governance and Nominating Committee currently consists of Mr. Reginald Hardy, who is independent as defined in the Nasdaq listing requirements.
Internal Auditor
Under the Companies Law, the board of directors is required to appoint an internal auditor recommended by the Audit Committee. The role of the internal auditor is to examine, among other things, whether the company’s actions comply with applicable law and proper business procedures. The internal auditor may not be an interested party, a director or an officer of the company, or a relative of any of the foregoing, nor may the internal auditor be our independent accountant or a representative thereof. Mr. Joseph Ginossar, CPA, who is the chief executive officer of Fahn Kanne Control Management Ltd. (the Business Risk Services division of Grant Thornton Israel), currently serves as our internal auditor.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All of our employees and directors are bound by this Code of

Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee. The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors and is posted on our website. We intend to post amendments to or waivers from any such Code of Business Conduct and Ethics.

The following discussion and analysis contains statements regarding the security ownership of certain shareholders of the Company, the Board nominees and our named executive officers.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership by all shareholders who, to our knowledge, own beneficially more than 5% of our ordinary shares as of March 27, 2020:
	Number of Ordinary Shares Beneficially Owned	Percentage of Outstanding Ordinary Shares
Clal Biotechnology Industries Ltd.(1)	9,307,662	23.57%
Shavit Capital Funds(2)	8,868,546	21.67%
Access Industries Holdings LLC(3)	15,829,397	40.08%
Edgewater Partner Holdings Ltd.(4)	1,923,075	5.18%
Palisade Medical Equity I, LP(5)	1,882,700	5.07%

(1)
The beneficial ownership is based in part on the latest available filing made with the SEC on Schedule 13D on January 13, 2020 and consists of 6,911,165 ordinary shares and warrants to purchase 2,396,469 ordinary shares. To the best of our knowledge, Clal Industries Ltd. owns 47% of the outstanding shares of, and controls CBI (TASE: CBI). The remaining 53% of CBI’s outstanding shares are publicly-held and listed on the TASE. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à r.l., which is owned by AI Diversified Parent S.à r.l., which is owned by AIDH Limited. AI SMS owns a majority of the equity of AIDH Limited. AIH owns a majority of the equity of AI SMS, and LLC holds a majority of the outstanding voting interests in AIH. AIM controls LLC and AIH, and Len Blavatnik controls AIM. The address of each of Clal Industries Ltd. and CBI is Triangle Tower, 3 Azrieli Center, Tel Aviv 67023, Israel and the address of each of foregoing other than Clal Industries Ltd. and CBI is 40 West 57th Street, 28th Floor, New York, NY 10019.

(2)
The beneficial ownership is based on the latest available filing made with the SEC on Schedule 13G on December 31, 2019 and consists of 6,911,166 ordinary shares and warrants to purchase 2,396,496 ordinary shares. Gabriel Capital Management Ltd. (“GCM”) is the management company to Shavit Capital Fund III (US), L.P. (“Shavit III”), which holds 3,056,305 of the aforementioned ordinary shares and warrants to purchase 2,314,286 ordinary shares, and certain other affiliated funds (collectively with Shavit III, the “Shavit Funds”). Gabriel Leibler is the sole shareholder of the sole shareholder of GCM. Decisions regarding the voting and disposition of securities held by the Shavit Funds are subject to approval by certain internal investment committees comprising three or more individuals, of which Mr. Leibler is a member. As of December 31, 2019, other Shavit Funds held in the aggregate 1,977,845 ordinary shares and warrants to purchase 1,520,110 ordinary shares. GCM may be deemed to beneficially own such securities held by the Shavit Funds. To the best of our knowledge, the general partner of Shavit III and Shavit Capital Fund 3 (Israel), L.P. is Shavit Capital Fund 3 GP, L.P., which is managed by Shavit Capital Management 3 (GP) Ltd. in its capacity as the general partner. The general partner of Shavit Capital Fund IV (US), L.P. and Shavit Capital Fund 4 (Israel), L.P. is Shavit Capital Fund 4 GP, L.P., which is managed by Shavit Capital Management 4 (GP) Ltd. in its capacity as the general partner. The controlling shareholder of Shavit Capital Management 3 (GP) Ltd. and Shavit Capital Management 4 (GP) Ltd. is a company, the controlling shareholder of which is Mr. Leibler. Neil Cohen holds a 3.45% interest in Shavit Capital Fund 3 (Israel), L.P. and a 1.67% interest in Shavit Capital Fund 4 (Israel), L.P. The address of each of the foregoing other than Mr. Leibler and Mr. Cohen is Jerusalem Technology Park, Building 1B, Box 70, Malha, Jerusalem, 96951 Israel. The address of Mr. Leibler is 4a Gidon Street, Jerusalem 9350604 Israel.

(3)
The beneficial ownership is based on the latest available filing made with the SEC on Schedule 13D on January 13, 2020 and consists of  (i) the ordinary shares, ADSs and warrants owned directly by CBI and (ii) 6,521,723 ordinary shares represented by 1,304,347 ADSs owned directly by AIH. For more information on AIH and CBI, see footnote (1) above.
(4)
Consists entirely of ordinary shares. Edgewater Partner Holdings Ltd. is beneficially owned by Mr. Youqiang Yu, and as such, Mr. Yu may be deemed to beneficially own the ordinary shares beneficially owned by Edgewater Partner Holdings Ltd. The shareholder’s business address is c/o Edgewater Partner Holdings Ltd., Novasage Chambers, Level 2, CCCS Building, Beach Road, Apia, Samoa.

(5)
The beneficial ownership is based on the latest available filing made with the SEC on Schedule 13D/A on June 26, 2019, and consists of 1,848,200 ordinary shares held by Palisade Medical Equity I, LP (“Palisade”) and 34,500 ordinary shares held by Dennison Veru, the managing member, co-chairman and chief investment officer of Palisade Capital Management, L.L.C. (“PCM”), Palisade’s investment manager, and a member and president of Palisade Medical Equity Holdings I, L.L.C. (“PMEH”), Palisade’s general partner. In addition, Mr. Veru is a member of our board of directors. For his updated holdings to the best of our knowledge, see footnote (13) below. Palisade is beneficially owned by Alison Berman, the president and chief executive officer of PCM. As such, Ms. Berman may be deemed to beneficially own the ordinary shares beneficially owned by Palisade. The business address of Ms. Berman and Mr. Veru is c/o Palisade Medical Equity, One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

The following table lists, as of March 27, 2020, the number of our ordinary shares beneficially owned by each of our directors, director nominees and executive officers and our directors, director nominees and executive officers as a group:
	Shares Beneficially Owned
Name of Director, Director Nominee and Executive Officer	Number	Percentage(1)
Dr. Frank G. Haluska(2)	1,852,499	4.76%
Jonathan Burgin(3)	139,287	*
Dr. David Kerstein(4)	127,500	*
Dr. Ron Knickerbocker(5)	85,313	*
Dr. Michal Gilon Ohev-Zion(6)	48,014	*
Sean Daly(7)	34,073	*
Salar Roshan	—	—
Ruth Alon(8)	18,578	*
Ofer Gonen(9)	—	—
Reginald L. Hardy(10)	18,335	*
Dr. Lawrence Howard(11)	95,260	*
Isaac T. Kohlberg(12)	18,335	*
Dennison T. Veru(13)	2,001,035	5.39%
Neil Cohen(14)	107,044	*
Stanislav Polovets(15)	—	—
All directors, director nominees and executive officers as a group (14 persons)	2,715,408	6.88%

*
Represents beneficial ownership of less than one percent (1%).

(1)
Percentage ownership based on 37,099,352 ordinary shares outstanding as of March 27, 2020.

(2)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of 62,112 ordinary shares, warrants to purchase 47,931 ordinary shares, and options to purchase 562,782, 143,458, 21,484, 909,203 and 422,090 ordinary shares exercisable within 60 days of March 27, 2020, with respective exercise prices of  $2.60, $2.90, $2.90, $3.67 and $1.03. These options expire respectively on December 18, 2026, May 10, 2027, July 19, 2027, June 28, 2028 and May 20, 2029.

(3)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of options to purchase 3,533, 4,504, 6,000, 100,000 and 226,000 ordinary shares exercisable within 60 days of March 27, 2020 with respective exercise prices of NIS 246.27, NIS 23.44, NIS 12.10. NIS 9.10 and $1.03. These options expire on September 26, 2021, May 10, 2024, April 28, 2025, September 9, 2027 and July 2, 2029. However, Mr. Burgin will not be an executive officer of the Company as of May 1, 2020, and any unexercised options are expected to expire in accordance with his options allocation agreements.

(4)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists entirely of options to purchase ordinary shares exercisable within 60 days of March 27, 2020, with an exercise price of  $2.94. These options expire on December 29, 2028.

(5)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists entirely of options to purchase 47,813 and 37,500 ordinary shares exercisable within 60 days of March 27, 2020, with respective exercise prices of  $4.00 and $1.03. These options expire on March 4, 2028 and May 20, 2029, respectively.

(6)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of options to purchase 236, 1,766, 2,252, 3,000, 27,500 and 13,260 ordinary shares exercisable within 60 days of March 27, 2020, with respective exercise prices of NIS 242.03, NIS 86.62, NIS 23.44, NIS 12.10, NIS 9.10 and $1.03. These options expire on March 6, 2021, April 20, 2023, May 10, 2024, April 28, 2025, September 9, 2027 and May 20, 2029, respectively. However, Dr. Gilon will not be an executive officer of the Company as of May 1, 2020, and any unexercised options are expected to expire in accordance with her options allocation agreements.

(7)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of options to purchase 25,313 and 8,760 ordinary shares exercisable within 60 days of March 27, 2020, with respective exercise prices of  $4.00 and $1.03. These options expire on March 4, 2028 and May 20, 2029, respectively.

(8)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of options to purchase 243 and 18,335 ordinary shares exercisable within 60 days of May 27, 2020, with respective exercise prices of NIS 9.10 and $1.03. These options expire on September 9, 2027 and July 2, 2029, respectively.

(9)
Mr. Gonen serves as the Chief Executive Officer of CBI. See “Security Ownership of Certain Beneficial Owners and Management” for the number of ordinary shares beneficially owned by CBI.

(10)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists entirely of options to purchase 18,335 ordinary shares exercisable within 60 days of March 27, 2020, with an exercise price of  $1.03. These options expire on July 2, 2029.

(11)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of 76,925 ordinary shares, based on Dr. Howard’s percentage ownership in Patata Beroa, LLC, which directly holds 461,545 of our ordinary shares in total, as well as options to purchase 18,335 ordinary shares exercisable within 60 days of March 27, 2020, with an exercise price of  $1.03. These options expire on July 2, 2029.

(12)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists entirely of options to purchase 18,335 ordinary shares exercisable within 60 days of March 27, 2020, with an exercise price of  $1.03. These options expire on July 2, 2029.

(13)
The beneficial ownership is based in part on the latest available filing made with the SEC on Form 3 on January 2, 2020, and consists of 134,500 ordinary shares held directly and 1,848,200 ordinary shares held by Palisade. Mr. Veru is the co-chairman and Chief Investment Officer of PCM and is a member and president of PMEH.

(14)
Consists of 62,110 ordinary shares and warrants to purchase 44,934 ordinary shares. In addition, Mr. Cohen holds a 3.45% interest in Shavit Capital Fund 3 (Israel), L.P. and a 1.67% interest in Shavit Capital Fund 4 (Israel), L.P. See “Security Ownership of Certain Beneficial Owners and Management” for the number of ordinary shares beneficially owned by Shavit Capital Funds.

(15)
Mr. Polovets is affiliated with AIH, AIM and LLC. See “Security Ownership of Certain Beneficial Owners and Management” for the number of ordinary shares beneficially owned by AIH.

PROPOSAL 2: APPROVAL OF OUR COMPENSATION POLICY, RELECTING CERTAIN
AMENDMENTS THERETO
Background
In accordance with the requirements of the Companies Law, we have adopted a Compensation Policy governing our “office holders” within the meaning of the Companies Law (broadly speaking, our directors, our chief executive officer, our corporate vice presidents, and other officers who report directly to our chief executive officer). Recently, following their review of our Compensation Policy, our Compensation Committee and Board approved, subject to shareholder approval, several modifications to the Compensation Policy, as set forth in Appendix A hereto. The following are descriptions of the proposed modifications:
•
to allow for payment of special retention bonuses; and

•
to allow retention bonuses to be payable by the Company to executive officers in either cash or equity, and such equity bonuses shall have shorter vesting schedules than as currently required in the Compensation Policy.

The proposed amendments to the Compensation Policy result from the ongoing review by our independent Compensation Committee and Board of factors aimed to allow the Company to retain highly-qualified executive officers while aligning the form of payment of their compensation with the resources and needs of the Company.
The foregoing description of the proposed amendments to the Compensation Policy is only a summary of the amendments and is qualified by reference to the full text thereof, a copy of which is attached as Appendix A hereto.
Aside from the proposed changes set forth on Appendix A, our Compensation Committee and Board did not identify any other necessary amendments to our Compensation Policy. If the changes are approved at the Annual Meeting, the modified Compensation Policy will be valid for three years following the Annual Meeting.
Proposed Resolution
It is proposed that the following resolution be adopted at the Annual Meeting:
“RESOLVED, that the Company’s Compensation Policy be approved, as amended in the manner set forth in Proposal 2 of the Company’s Proxy Statement for the 2020 Annual General Meeting of Shareholders.”
Required Vote
Under the Companies Law, approval of this matter requires the affirmative vote of a majority of the ordinary shares present, in person or by proxy, and voting on the matter; provided that either (i) the shares voted in favor of the matter include at least a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a “personal interest” in the matter, as defined under the Companies Law (see “What are the Voting Requirements to Approve the Proposals?” above for information regarding the definitions of these terms), or (ii) the total number of shares voted by the disinterested shareholders described in clause (i) against such resolution does not exceed two percent (2%) of the aggregate voting rights in the Company.
The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder is a controlling shareholder or has such a personal interest in the proposed resolution. Otherwise, the votes of such shareholder may not be counted. See “What are the Voting Requirements to Approve the Proposals?” above for information concerning the treatment of potential personal interests in the enclosed form of proxy card, and what you should do if you unable to confirm that you do not have a personal interest
According to the Companies Law, even if the shareholders do not approve the amendment to the Compensation Policy, the Compensation Committee and the Board may thereafter approve the proposal,

provided that they have determined, based on detailed reasoning and a re-evaluation of the Compensation Policy, that the amendment to the Compensation Policy is in the best interests of the Company.
Board Recommendation
Our Board of Directors recommends a vote FOR the approval of the foregoing proposed resolution.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO ARTICLES OF ASSOCIATION
Background
Increase in Authorized Share Capital
The Company’s authorized share capital is currently 100,000,000 ordinary shares, with no par value each. As of March 27, 2020, there were approximately 37.1 million issued ordinary shares and a total of approximately 18.3 million additional ordinary shares underlying options and warrants issued or reserved for future issuance.
The Board believes that the small amount of remaining available share capital does not provide our Company with sufficient flexibility for our future financial and capital requirements, or for our pursuit of other potential business opportunities. In order to take proper advantage of favorable market conditions or to pursue such other opportunities, our Board recommends that we increase the number of ordinary shares that we are authorized to issue by 400,000,000 from 100,000,000 ordinary shares to 500,000,000 ordinary shares. That increase would be effected via the adoption of an amendment to Article 7.1 of our Articles of Association, which sets forth the Company’s authorized share capital.
In addition to potential issuance in equity financings, acquisitions or other potential transactions, the additional ordinary shares would also be available to us for stock dividends or splits should our Board decide that, in light of market conditions then prevailing, such measures would broaden the public ownership of, and enhance the market for, our ordinary shares. The additional shares would generally be available for issuance for these and other purposes at the discretion of our Board without, in most cases, the delays and expenses attendant to obtaining further shareholder approval. To the extent required by the Companies Law or the Nasdaq Listing Rules, we would, nevertheless, solicit shareholder approval in the event that we propose to issue ordinary shares in connection with a merger, significant acquisition or significant private placement.
Adoption of such an amendment to our Articles of Association would not have any immediate dilutive effect on the proportionate voting power or other rights of our existing shareholders. Upon issuance, the additional authorized ordinary shares would have rights identical to the currently outstanding ordinary shares. If effected, a stock split would reduce our earnings per share, but would not affect the voting or economic rights of our current shareholders, as each shareholder would continue to hold the same percentage interest in the Company.
Although our Board does not consider it to be an antitakeover proposal, if the proposed amendment to our Articles of Association is adopted, that would enable the Board to issue additional ordinary shares in a manner used to discourage hostile takeover attempts of the Company. Among other things, the additional shares could be privately placed, thereby diluting the stock ownership of persons seeking to obtain control of the Company, or the Board could (to the extent legally permitted under Israeli law) adopt a shareholders’ rights plan that would provide for the issuance of additional ordinary shares in the event of certain purchases not approved by the Board.
The following is the full text of the proposed amendment to Article 7.1 of our Articles of Association increasing our authorized share capital and the number of ordinary shares that we may issue, as adopted by our Board and recommended for adoption by our shareholders at the Meeting (proposed new text is underlined and text proposed to be deleted is struck-through):
“7.1 The registered share capital of the Company is ~~100,000,000~~500,000,000 ordinary shares, registered in name, with no par value each (“Share”, “Ordinary Share”, “Shares” or “Ordinary Shares”, as appropriate). Each Share confers the right to receive notices of and to participate and vote in the general meetings. A shareholder has one vote for every fully paid Share that he holds. All the Shares shall rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to a dividend, the distribution of bonus shares and any other distribution, repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.”
We do not currently have any plans, arrangements or understandings, written or oral, to issue any of the ordinary shares that would become available if the proposed amendment to Article 7.1 of our Articles of Association is adopted.

Amendment of Quorum Requirement for Shareholder Meetings
Article 16.1 of our Articles of Association currently provides that, in general, two shareholders who are present in person or by proxy, and which hold or represent at least twenty five percent (25%) of the voting rights in the Company, shall constitute a quorum at shareholder meetings.
Beginning on January 1, 2020, we have been required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers because we no longer qualify as a foreign private issuer. In addition, we lost our ability to rely upon exemptions from certain Nasdaq corporate governance requirements that are available to foreign private issuers. Pursuant to Rule 5620(c) of the Nasdaq Marketplace Rules, the minimum quorum requirement for a meeting of shareholders is 33 1∕3% of the outstanding ordinary shares. Article 16.1 of our Articles of Association follows our home country rules and therefore does not comply with Rule 5620(c) of the Nasdaq Marketplace Rules.
We are therefore proposing to amend Article 16.1 of our Articles of Association to conform to the requirements of Rule 5620(c) of the Nasdaq Marketplace Rules.
The following is the full text of the proposed amendment to Article 16.1 of our Articles of Association amending the quorum requirement for meetings of the Company’s shareholders, as adopted by our Board and recommended for adoption by our shareholders at the Meeting (proposed new text is underlined and text proposed to be deleted is struck-through):
“The discussion at a general meeting shall not commence unless a quorum is present at the time of the discussion. Two shareholders who are present in person or by proxy, and which hold or represent at least ~~twenty five~~thirty-three-and-one-third percent (~~25~~33-1/3%) of the voting rights in the Company, shall constitute a quorum. In determining a quorum, a shareholder or his representative, who also serves as the proxy of other shareholders, shall be deemed as two or more shareholders, in accordance with the number of shareholders represented by him.”
Proposed Resolution
It is proposed that the following resolution be adopted at the Annual Meeting:
“RESOLVED, that (i) an increase to the authorized share capital of the Company by an additional 400,000,000, ordinary shares, with no par value each, such that the Company’s authorized share capital shall be 500,000,000 ordinary shares, with no par value each, to be implemented via the adoption of an amendment to Article 7.1 of the Company’s Articles of Association of the Company, and (ii) an amendment to Article 16.1 of the Company’s Articles of Association of the Company to amend the quorum requirement for meetings of the Company’s shareholders to holders of at least 33 1∕3% of the Company’s ordinary shares; each in the form set forth in the Company’s Proxy Statement for the 2020 Annual General Meeting of Shareholders, be, and hereby is, approved in all respects.”
Required Vote
The affirmative vote of the holders of a majority of the ordinary shares present, in person or by proxy, and voting on the matter, is required for the approval of the proposed resolution.
Board Recommendation
Our Board of Directors recommends a vote FOR the approval of the foregoing proposed resolution.

PROPOSAL 4: REAPPOINTMENT OF INDEPENDENT AUDITORS
Background
Somekh Chaikin, Certified Public Accountants (Israel), a member of KPMG International (“KPMG”), have served as our auditors since 2004.
At the Annual Meeting, our shareholders will be asked to approve the re-appointment of KPMG as our independent auditors, pursuant to the recommendation of our Audit Committee and Board of Directors.
KPMG has no relationship with us or with any of our affiliates except as auditors and, to a limited extent, as tax consultants and providers of some other audit related services. Our Audit Committee and Board of Directors believe that the independence of KPMG is not affected by such limited non-audit function and that, as a result of their familiarity with our operations and their reputation in the auditing field, they have the necessary personnel and professional qualifications to act as our auditors. At the Annual Meeting, our shareholders will also be asked to authorize our Board of Directors to delegate to our Audit Committee the authority to fix the compensation of our independent auditors.
The following table presents the aggregate fees for professional audit services and other services rendered by KPMG in the years indicated.
	Year Ended December 31,
	2019	2018
	(Amounts in thousands)
Audit fees(1)	$255	$187
Audit related fees(2)	0	0
Tax fees(3)	3	3
Other fees(4)	0	0
Total	$258	$190

(1)
Audit fees consist of fees billed or expected to be billed for the annual audit services engagement and other audit services, which are those services that only the external auditor can reasonably provide, and include the Company audit; statutory audits; comfort letters and consents; attest services; and assistance with and review of documents filed with the SEC.

(2)
Tax services fees include fees billed for tax compliance services, including professional services rendered for tax compliance and tax advice, other than in connection with tax audit. Tax compliance involves audit of original and amended tax returns, tax planning and tax advice.

(3)
Tax fees include fees billed for tax compliance services that were rendered during the most recent fiscal year, including the preparation of original and amended tax returns and claims for refund; tax consultations, such as assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, transfer pricing, and requests for rulings or technical advice from taxing authority; tax planning services; and expatriate tax planning and services.

(4)
No other fees were billed by Somekh Chaikin to the Company during the years ended December 31, 2019 and 2018.

Proposed Resolution
It is proposed that the following resolution be adopted at the Annual Meeting:
“RESOLVED, that the reappointment of KPMG as independent auditors of the Company until immediately following the next annual general meeting of shareholders be, and it hereby is, approved, and that the Board of Directors be, and it hereby is, authorized to delegate to the Audit Committee of the Board the authority to fix the remuneration of said independent auditors in accordance with the volume and nature of their services.”

Required Vote
The affirmative vote of the holders of a majority of the ordinary shares present, in person or by proxy, and voting on the matter, is required for the approval of the proposed resolution.
Board Recommendation
Our Board of Directors recommends a vote FOR the approval of the foregoing proposed resolution.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS
At the Annual Meeting, our audited Consolidated Financial Statements for the fiscal year ended December 31, 2019 and related auditor’s report will be presented for discussion, as required by the Companies Law.
Our Consolidated Financial Statements and related auditor’s report as well as our Annual Report on Form 10-K may be obtained for free from the SEC’s website at www.sec.gov, our website at www.anchiano.com or by directing the request to our corporate secretary. None of the Consolidated Financial Statements, the related auditor’s report, our Annual Report and the contents of our website forms part of the proxy solicitation material.
This item will not involve a vote of the shareholders.

SOLICITATION OF PROXIES
We have engaged Alliance Advisors LLC to assist us in soliciting proxies for the Annual Meeting. We will pay Alliance Advisors a base fee of  $7,500, plus reasonable out-of-pocket expenses, plus an additional fee based upon the number of contacts with shareholders made and work performed. We estimate the total amount payable to Alliance Advisors will be approximately $10,000. Our officers, directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We will pay all of the costs of soliciting these proxies.
If you need assistance in voting or completing your proxy card or have questions regarding the Annual Meeting, please contact our proxy advisor:
Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
+1 (833) 786-6488 (toll free in the United States)
SHAREHOLDER PROPOSALS
All shareholder proposals intended to be presented at our 2021 Annual Meeting of Shareholders must be submitted in writing to Anchiano Therapeutics Ltd., Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139 and received by us no later than December 7, 2020 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. Such notice must include, with respect to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the 2021 Annual Meeting and the reasons for conducting such business at the 2021 Annual Meeting; (ii) the name and record address of the shareholder proposing such business; (iii) the class and number of shares of our Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.
Any such proposal submitted with respect to our 2021 Annual Meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not less than 45 days nor more than 75 days prior to the date in 2021 on which we first mailed this proxy statement in 2020; however, if the date of the annual meeting is changed by more than 30 days from the date of the prior year’s annual meeting, the notice will be considered untimely if it is not received at least 90 days prior to the newly announced date that we will mail our proxy statement.
ANNUAL REPORT TO SHAREHOLDERS
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC, which provides additional information about us, will be distributed to all shareholders entitled to vote along with the proxy materials. Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available on the Internet at http://www.sec.gov and http://www.anchiano.com and are also available in paper form without charge upon written request to Anchiano Therapeutics Ltd., Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are shareholders of our Company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice from its broker that it will be “householding” communications to such shareholder’s address, “householding” will continue until such shareholder is notified otherwise or until such shareholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report (for annual meetings) in the future, such shareholders may (1) notify its broker or (2) direct its written request to: Anchiano Therapeutics Ltd., Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to such shareholders at a shared address to which a single copy of the documents was delivered.

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ordinary shares to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. We believe that all Section 16 filings requirements were met by our officers and directors during 2019.
Other Matters
The Board of Directors currently knows of no other business to be transacted at the Annual Meeting, other than as set forth in the Notice of 2020 Annual General Meeting of Shareholders; but, if any other matter is properly presented at the Annual Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.
Where to Find More Information
Our reports on Forms 10-K, 8-K and formerly on Forms 20-F and 6-K and all amendments to those reports are available without charge through our website, www.anchiano.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Code of Ethics, and our Committee Charters are also available at our website address mentioned above. The content of our website, however, is not part of this proxy statement. You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at +972 (2) 548-6555.
Our SEC filings and submissions are also available to the public from commercial document retrieval services and at the Internet at http://www.sec.gov.

APPENDIX A
Amended Compensation Policy
(Changes shown: proposed new text is underlined and text proposed to be deleted is struck-through)
Anchiano Therapeutics Ltd.
Compensation Policy for Office Holders
As of March 1, 2020
with 2020 proposed amendments
1.
Background

1.1.
On December 12, 2012, Amendment No. 20 of the Companies Law, 5759-1999 (the “Companies Law”) came into force. The amendment deals with the regulation of the compensation structure for directors and certain officers in public companies and companies that have issued debentures to the public, within the meaning of the Companies Law, and stipulates a special procedure for the approval thereof. According to chapter 4A of Part VI of the Companies Law, the Compensation Committee (the “Compensation Committee”) and the Board of Directors (the “Board”) of Anchiano Therapeutics Ltd. (the “Company”) have adopted this Compensation Policy (the “Compensation Policy” or the “Policy”).

1.2.
The considerations guiding the Compensation Committee and the Board in adopting this Policy are to promote the objectives of the Company, its business plan and policy taking a long-term view; the creation of proper incentives for the Company’s directors and officers, taking into account, inter alia, the Company’s risk management policy, the size of the Company and the nature of its activities; and with respect to the terms of compensation that comprise variable components — the directors and officers’ contributions to achieving the Company’s targets and maximizing its profits and its valuation, in the long term and in accordance with the directors and officers’ duties.

1.3.
This Compensation Policy was prepared taking into account the size and nature of the Company as an active corporation in the field of biotechnology, with attention to the Company’s current scope of operations, as well as to its business and clinical objectives and plans for the near future~~, which include, inter alia, listing on a United States stock exchange and the initiation of pivotal clinical trials~~.

1.4.
The principles of the Compensation Policy were formulated after internal discussions by the Compensation Committee and the Company’s Board, in consultation with external financial and legal advisors. This Policy was designed to determine informed, appropriate and fair compensation principles for the Company’s directors and officers so as to ensure that their compensation will be consistent with the broad interests and strategy of the Company, will take into consideration the Company’s risk management policy, will align the Company’s directors and officers’ interests with those of the Company’s shareholders while at the same time bringing about an increased sense of identification with the Company and its activities on the part of highly-qualified directors and officers of the Company, and their retention over time.

1.5.
The compensation principles are a benchmark-based tool that derives, inter alia, from the Company’s annual work plan, long-term plans and strategy as determined by the Board from time to time.

1.6.
The provisions of this Compensation Policy apply to the ~~senior o~~“Office ~~h~~Holders” (as defined in the Israeli ~~Securities~~Companies Law~~, 5728-1968~~) of the Company (referred to in this Policy as “Office Holders”).

2.
Objectives of the Compensation Policy

The Compensation Policy aims to assist the Company in achieving its targets, objectives and milestones. The Compensation Policy is intended to serve as a platform for the retention and recruitment,

where necessary, of Office Holders in key positions, with emphasis on an attractive compensation plan, while being competitive in the market.
2.1.
Generating motivation for achievement while balancing risk-taking

The Compensation Policy is intended to encourage managers to meet the Company’s objectives as determined by its corporate organs. The Compensation Policy is designed to encourage compliance with targets in various timeframes (whether short-term, medium-term or long-term) while assuming risks in accordance with the level of risk determined by the organs of the Company. In addition, the Compensation Policy should assist in aligning the interests of the Office Holders with those of the Company’s shareholders. The higher the Office Holder’s management position, responsibility and expertise, the more decisive will be his or her contribution to achievement of the Company’s business results, which may in turn affect the scope of variable compensation to which such Office Holder may be entitled.
2.2.
Manager retention

To enable the Company to achieve its objectives, the Compensation Policy is designed to attract and retain highly talented professionals, in Israel and abroad, with the necessary skills and capabilities to promote creativity and manage global operations, ensure optimal execution of the Company’s strategy in the best interests of the Company, including its employees and shareholders, and otherwise assist the Company in reaching its clinical, business and financial long-term goals. The Compensation Policy aims to provide the Office Holders with a balanced compensation package that includes a competitive salary, performance-based compensation, reward in the form of equity, and social benefits. This objective is key for the creation of added value for the Company and its shareholders.
2.3.
Consistency

The Compensation Policy is designed to create an infrastructure for the ongoing management of the Office Holders of the Company, while establishing principles which will guide the Company’s management in the future. For that purpose, this Compensation Policy charts a policy, principles and wage ranges. In order to keep these principles current, the Company will review the Compensation Policy periodically. To enable the Company to achieve its objectives, the Compensation Policy is designed to attract and retain highly talented professionals, in Israel and abroad, with the necessary skills and capabilities.
3.
Structure and Components of the Compensation Policy

The components of the Compensation Policy will address each of the following:
3.1.   Fixed Components:   Salary, fringe benefits ancillary to the salary, signing and relocation bonuses and payments on departure, as more specifically set forth in this document.
3.2.   Variable Compensation Components (primarily for the medium and short term):   Bonuses of various types that consist, inter alia, of an annual bonus, special bonus, etc.
3.3.   Variable Compensation Components (primarily for the long term):   Equity-based compensation.
3.4.   Insurance, Exculpation and Indemnification:   Directors’ and officers’ liability insurance (in the normal course of business as well as in respect of past events), exculpation from liability for Office Holders, and grant of an undertaking to indemnify the Office Holders, in advance and retrospectively.
This Compensation Policy applies to the overall terms of service and employment of the Office Holders, including the grant of exculpation, insurance, an undertaking to indemnify or indemnification according to an indemnification authorization, retirement bonus, and a payment or an undertaking to make such payment, given by reason of such service or employment.
The amounts, rates and caps mentioned in this policy document are for a full-time position.

4.
Compensation Ratio within the Company

4.1.
In the process of formulating this Compensation Policy, the Board and the Compensation Committee examined the ratio of the employer costs associated with the terms of service and employment of the Company’s Office Holders to the employer costs associated with the average and median salary of the other employees of the Company (including Contractor Employees as defined in the Companies Law). As of this date, the ratios are as follows (based on a full-time position, as required to be taken into consideration by the Companies Law):

Position	Ratio to the average overall cost of employment of all other Company employees (including the other Office Holders)	Ratio to the median overall cost of employment of all other Company employees (including the other Office Holders)
CEO	~~4.55~~3.04	~~6.24~~5.51
C-level Office Holders	Not more than ~~3.59~~2.00*	Not more than ~~5.15~~3.64*

*
This ratio represents the highest paid of the Company’s C-level Office Holders. For C-level Office Holders earning a lower salary, the ratios are lower.

5.
Ratio Between Variable and Fixed Compensation

The Company strives for a balance between fixed compensation and variable compensation (which is comprised primarily of an annual bonus and equity-based compensation) in order to, among other things, appropriately incentivize Office Holders to meet the Company’s short- and long-term objectives while taking into consideration the Company’s needs.
The total fixed compensation of each Office Holder shall not be less than 20% of the total compensation package of such Office Holder on an annual basis. The Compensation Committee and Board believe that such range expresses the appropriate mix of the compensation components in the event that all performance objectives are achieved and assumes that all compensation components are granted with respect to a given year.
In this regard, the variable equity components for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years) and not according to the accounting value attributed to that year.
6.
Fixed Compensation (Base Salary and ancillary/fringe benefits)

6.1.
The base salary and benefits provide stable compensation to Office Holders, allowing the Company to attract and retain competent executive talent and maintain a stable management team. Base salaries vary among Office Holders, and are individually determined.

6.2.
In determining a new Office Holder’s base salary, the following considerations, inter alia, will be taken into account:

6.2.1.
Experience, past performance and achievements;

6.2.2.
Position and areas of responsibility;

6.2.3.
Education, expertise and qualifications;

6.2.4.
Terms of service and employment for Office Holders in similar positions with the Company;

6.2.5.
The ratio to the salary of the other Company employees and to the salaries of the other Office Holders, respectively;

6.2.6.
Previous salary agreements of the Office Holder;

6.2.7.
Comparison with terms of service and employment for similar positions with other companies in the relevant market.

6.3.
When updating an incumbent Office Holder’s salary terms, the following will, in addition, be considered:

6.3.1.
Performance and contribution to the Company;

6.3.2.
An adjustment in the Office Holder’s current areas of responsibility.

6.4.
The following are ceilings for the base salary of Office Holders in the Company for a full-time position:

Position	CEO	Israeli C-level Office Holders	Non-Israeli C-level Office Holders
Cost of Salary	USD 600K	NIS 1,200K	USD 570K
6.5.
Social and Other Benefits

The cost of salary may include various benefits, in order, among other things, to comply with legal requirements and to attract, motivate and retain Office Holders. These benefits can include contribution to social benefits (severance benefits/managers insurance), contribution to a study fund, vacation days, sick days, and time off for emergencies and personal matters; supplementary sick pay according to the law; and contribution on behalf of the Office Holder towards health, life, dental and disability insurance. The Company may offer additional benefits to its Office Holders, including a car, public transport travel reimbursement, parking, cellphone, travel benefits and other customary benefits, including the gross-up of taxes on such benefits.
6.6.
Signing Bonus and Relocation Bonus

The Company may, under circumstances to be approved by the Compensation Committee and Board of Directors and where recruiting an Office Holder is highly important to the Company, offer the Office Holder a signing bonus or a relocation bonus.
The total signing bonus shall not exceed USD 50,000. The Company may determine, upon the award date of the signing bonus and at the discretion of the Compensation Committee and the Board, that the Office Holder will be required to reimburse the Company for the signing bonus, in whole or in part, should he or she fail to complete a minimum term in office with the Company.
A relocation bonus will be awarded in a case where the Office Holder was relocated to another state/country for his or her work with the Company. The total relocation bonus will be calculated based on actual expenses incurred by the Office Holder with respect to his or her relocation and against presentation of receipts, but shall not exceed USD 75,000, at the discretion of the Company’s Compensation Committee and Board.
6.7.
Reimbursements

In addition, the Company may reimburse its Office Holders for reasonable work-related expenses incurred as part of their activities, including meeting attendance expenses, reimbursement of business travel including a daily stipend and accommodation expenses, provided, however, that such reimbursement was defined in the Company’s policies and procedures. The Company may set predetermined reimbursement in fixed amounts for Office Holders in connection with work-related expenses.
6.8.
The Company may link the salaries of Office Holders to an increase in the consumer price index (CPI).

6.9.
The Company may grant compensation packages in amounts lower than those set forth above, at the discretion of the Board.

7.
Variable Compensation

7.1.
Annual Bonus

7.1.1.
The Company may award an Office Holder an annual bonus, which shall be determined in accordance with an annual bonus plan based on the following principles:

7.1.1.1.
The maximum annual bonus shall not exceed the following (in terms of monthly salaries):

Position	CEO	Israeli C-level Office Holders	Non-Israeli C-level Office Holders
Annual Bonus	12	10	10
7.1.1.2.
The annual bonus shall be calculated based on the achievement of certain objectives, which shall include the following:

a)
Company and individual objectives — At least two performance or financial benchmarks, each with weight of at least 25%. The objectives for the CEO will be determined by the Compensation Committee and Board, and the objectives for C-level Office Holders will be determined by the CEO.

Annual bonus objectives may be: (i) success of clinical trials; (ii) achievement of clinical trials or other development milestones; (iii) obtaining regulatory approvals; (iv) agreements with the regulatory authorities; (v) completion of milestones in production; (vi) execution of material agreements; (vii) cooperation and licensing agreements; (viii) compliance with reporting procedures and internal procedures; (ix) compliance with budget targets; (x) fundraising; (xi) Company’s share price or market cap on the stock exchange where it is traded; (xii) HR related goals, including hiring, management and company organization; (xiii) IT.
b)
Managerial assessment — based on the qualitative assessment of the Compensation Committee and the Board (with respect to the CEO) and of the CEO (with respect to C-level Office Holders), taking into consideration the Office Holder’s contribution to the Company, and his or her performance during the fiscal year for which such bonus is granted.

With respect to the CEO, the annual managerial assessment component of the annual bonus shall not exceed a sum equal to three (3) monthly salaries. With respect to C-level Office Holders, the annual managerial assessment component of the annual bonus (together with the Company and individual objectives bonus) shall not exceed the maximum annual bonus.
7.1.2.
Calculation of the annual bonus

At the beginning of each fiscal year (in proximity to the approval of the annual financial statements), the Compensation Committee and Board shall adopt a resolution on the following:
7.1.2.1.
The maximum annual bonus for each Office Holder and the objectives by which the annual bonus for that fiscal year will be calculated (with respect of C-level Office Holders, based on the CEO’s decision);

7.1.2.2.
The annual bonus for each Office Holder for the previous fiscal year, based on the annual bonus plan approved that year.

To the extent an Office Holder was employed by the Company for a period of less than the entire calendar year, the calculation shall be made pro rata. Employees joining the Company after September 30 will not be entitled to a bonus.
The Compensation Committee and Board may approve a lower annual bonus than the amount calculated based on the objectives previously approved, or decide not to approve a bonus for that fiscal year, at its sole discretion.
7.1.3.
Payment of the annual bonus

The annual bonus will be paid in cash, unless the Compensation Committee and the Board of Directors decide that there are special circumstances, as specified in their resolutions, for the payment of the annual bonus by way of shares of the Company or by way of convertible securities or securities exercisable into shares of the Company. If the Compensation Committee and Board of Directors decide as aforesaid, the amount of shares or other Company securities shall be calculated so that the value of the shares or other securities will be equal to the amount of the cash grant, according to a valuation model approved by the Compensation Committee and the Board of Directors. In case of such payment of annual bonuses in shares or other securities in lieu of cash, there will be no requirement for vesting periods.
7.2.
Special Bonuses

The Board of Directors and the Compensation Committee are authorized, at their discretion and in addition to the annual bonuses and any other reward described in this policy, to grant special bonuses reflecting special efforts or exceptional achievements of Office Holders. The special bonus shall not exceed three (3) monthly salaries for any Office Holder. Special bonuses will be paid in cash unless the Compensation Committee and the Board of Directors decide that there are special circumstances, as specified in their resolutions, for the payment of a special bonus by way of shares of the Company or by way of convertible securities or securities exercisable into shares of the Company, in which case the provisions of Section 7.1.3 shall apply, mutatis mutandis.
7.3.
Equity-Based Compensation

The use of equity-based compensation enables alignment between the Office Holders’ targets and the objectives of the shareholders, creates a retention component in the compensation plan that takes a long-term perspective on the Company’s results, and motivates the Office Holders to work for the benefit of the Company and for long-term policy considerations while taking controlled risks.
The equity-based compensation may be granted from time to time and will be individually determined for each Office Holder, taking into consideration the performance, education, prior business experience, qualifications, roles and areas of responsibility of the relevant Office Holder.
The Company may grant equity-based compensation from time to time to the Office Holders based on the following provisions:
7.3.1.
Exercise price — The exercise price shall not be less than the market value of the Company’s share at the close of trading on the day prior to the date of the Board of Directors’ resolution. The exercise price may be denominated in NIS or in US dollars at the exchange rate published on the date of the Board’s resolution with regard to the grant.

7.3.2.
Vesting Schedule — All equity-based incentives granted to Office Holders shall be subject to vesting periods determined to promote long-term retention of the Office Holders. Grants to Office Holders shall vest over a minimum period of three (3) years, where the first portion of equity-based compensation shall, solely in the case of the initial grant of equity-based incentives to an individual, vest at least one (1) year after the date of grant. In special circumstances, where an Office Holder was employed prior to being granted equity-based compensation, the Compensation Committee and the Board may determine that the start date of the vesting period shall commence prior to the grant date, provided such date is not more than six (6) months prior to the Board’s resolution. The Company’s equity-incentive plans may provide for vesting acceleration provisions, including in case of change of control.

7.3.3.
Exercise Period — The exercise period of options granted to Office Holders shall be determined in accordance with the Company’s options plan and shall not exceed a period of ten (10) years from the date of grant.

7.3.4.
Maximum Dilution — The maximum dilution in respect of equity-based compensation for all grants made by the Company shall be limited so as not to exceed 20% of the Company’s issued and outstanding share capital at maximum dilution for the term of the Compensation Policy.

7.3.5.
Maximum Value — The value of the maximum equity-based compensation actually paid shall not exceed 8% or 18 monthly salaries for the CEO and 2% or 12 monthly salaries for C-level Office Holders. For this purpose, the equity-based compensation for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years), and not according to the accounting value attributed to that year.

7.3.6.
Equity compensation may be exercised by “cashless exercise”, as determined by the Board from time to time.

7.3.7.
Subject to any applicable law, the Company may decide, at the discretion of the Compensation Committee and the Board, the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Office Holders.

7.3.8.
All other terms of the equity awards shall be in accordance with the Company’s equity incentive plans, as adopted from time to time, subject to customary terms with regard to the grant of equity-based compensation, including adjustments for dividends, bonus shares, capital changes (consolidation, split, etc.), rights issues (split, merger, etc.), and the like. In addition, when adopting an equity incentive plan, the plan shall include reference to terms that will apply in the event of termination of employment as a result of dismissal or as a result of death or disability of an Office Holder.

8.
Directors’ Compensation

The directors of the Company will be entitled to (i) an annual fee and attendance pay in accordance with the Companies Regulations (Rules Regarding Remuneration and Expenses of External Directors), 5760-2000, according to the Company’s ranking from time to time, or (ii) an annual fee, which shall be paid on a quarterly basis in arrears, in amounts to be determined from time to time by resolutions of the shareholders of the Company, subject to the following maximum amounts:
	Director	Chairman
Board of Directors	USD 50,000	USD 100,000
Board Committee	USD 15,000	USD 25,000
The Company may, in addition to the above cash compensation, grant equity-based compensation to the directors, subject to the following guidelines:
8.1.
Exercise price — The exercise price shall not be less than the market value of the Company’s share at the close of trading on the day prior to the date of the Board of Directors’ resolution. The exercise price may be denominated in NIS or in US dollars at the exchange rate published on the date of the Board’s resolution with regard to the grant.

8.2.
Vesting Schedule — The initial grant to a director shall vest over a minimum period of three (3) years, where the first portion of equity-based compensation shall vest at least one (1) year after the date of grant. Subsequent grants to a director shall vest over a minimum period of at least one (1) year after the date of grant. In special circumstances, where a director’s term of office commenced prior to being granted equity-based compensation, the Compensation Committee and the Board may determine that the start date of the vesting period shall commence prior to the grant date, provided such date is not more than six (6) months prior to the Board’s resolution. The Company’s equity-incentive plans may provide for vesting acceleration provisions, including in case of change of control.

8.3.
Maximum Value — The value of the maximum equity-based compensation actually paid shall not exceed 200% of the annual fee. For this purpose, the equity-based compensation for a single calendar year (cumulatively) shall be assessed according to the economic value on the grant date of any variable component distributed linearly over the vesting period (years), and not according to the accounting value attributed to that year.

In addition, the directors will be entitled to reimbursement of expenses and also to insurance, in accordance with the Company’s directors’ and office holders’ insurance policy and to letters of indemnification and exculpation if and to the extent they have been or may be granted (as described in Section 9). At the request of a director, the Company may provide the compensation described in this section to the director’s employer or partner, including to the controlling shareholder in the Company.
9.
Insurance, Exculpation and Indemnity

9.1.
The Company may grant the Office Holders exculpation from liability, liability insurance (including a run-off insurance policy) as well as an undertaking to indemnify, subject to the provisions of the Companies Law and the Company’s Articles of Association.

9.2.
As decided by the Compensation Committee and without derogating from the generality of the above, the Company may, at any time during the term of this Compensation Policy, purchase directors’ and officers’ insurance including run-off  (including Office Holders who are or are deemed to be or who represent the controlling shareholders of the Company) serving in the Company from time to time, extend or renew the existing insurance policy or enter into a new policy on the renewal date or during the period of the insurance, with the same or a different insurer, in Israel or abroad, on the conditions listed below:

9.2.1.
The premium for the period of insurance in respect of an annual policy shall not exceed USD 1,500,000.

9.2.2.
The cover amount under any policy purchased shall not exceed USD 50 million, for any one occurrence and for the entire period of insurance.

9.2.3.
The insurance policy shall also cover the liability of Office Holders who are or whose relatives are the controlling shareholders of the Company at the time of approval of the Compensation Policy or in which the controlling shareholders of the Company might have a personal interest in their inclusion in the insurance policy, from time to time, provided that the cover terms in respect of such Office Holders do not exceed those of the other Office Holders in the Company, as the case may be.

10.
Non-material Amendment to Terms of Service

A non-material modification of the terms of service of a C-level Office Holder, relating to an existing engagement, can be approved by the CEO, provided that the terms of service comply with the Compensation Policy.
Insofar as such modification relates to a quantitative value, then for the purposes of this section a change in a threshold of up to 5% (in real terms) relative to all the terms of service and employment of the Office Holder for that fiscal year shall be deemed to be immaterial. If the modification does not relate to a quantitative value, the materiality shall be examined on its merits and its intrinsic nature.
11.
Termination of Engagement

11.1.
Notice Period

In general, prior notice of an intention to terminate an employment agreement will be delivered by the Company or by the Office Holder in writing to the counterparty, giving up to 9 months’ notice with respect to the CEO of the Company and up to 6 months’ notice with respect to any other Office Holder. The Office Holder will, notwithstanding the delivery of such prior notice by either party, continue to fulfill his or her duties until the actual termination of the agreement, unless otherwise decided by the Company.
11.2.
Special Departure Grants

Seniority	Entitlement effective as from the date of employment
More than 5 years	Up to 2 months acclimatization
More than 10 years	Up to 4 months acclimatization

The Compensation Committee and the Board may approve the grant of a special departure bonus that is a function of the Office Holder’s monthly salary and the cap set out in the above table. The Compensation Committee and the Board will consider the grant of the departure bonuses noted above, including the Office Holder’s contribution to the achievement of the Company’s goals, its financial position and the circumstances of his or her departure.
12.
Clawback

On the payment date of the bonus, the Office Holders will sign an undertaking to return to the Company the amount of the bonus or part thereof should it transpire in the future that calculation of the bonus was made on the basis of data that were subsequently shown to be incorrect and were restated in the financial statements. There will be no clawback in the event of a change in accounting and reporting regulations. The clawback will be available up to three years from the date of the payment of the bonus.
13.
Reduction at the Discretion of the Board

The Board may reduce the extent of the variable compensation and further determine, at its discretion, that no variable compensation will be given at all in any year.
14.
Management, Control and Review of Adjustments as Necessary

The Compensation Committee will review, from time to time but at least annually, the Compensation Policy and the need to adjust it if any material change occurs in the circumstances that existed at the time it was determined, and if necessary, adjustments in the Compensation Policy will be approved subject to the provisions of law.
15.
Miscellaneous

15.1.
This policy is designed solely for the benefit of the Company. Nothing in this document shall establish, for Office Holders, employees or any third party, any right to receive any reward of any kind in respect of their service with the Company or for any other reason. The grant of compensation to an Office Holder of the Company to whom the Compensation Policy applies shall be only with individual approval by the competent organs of the Company.

15.2.
This Compensation Policy shall come into force from the date of its approval by the general meeting. This Policy shall be valid for engagements and agreements of the Company with its Office Holders following such approval and until the end of the term of the Compensation Policy, subject to the provisions of the Companies Law. If there is any contradiction between the existing employment agreements of the incumbent Office Holders of the Company and this Policy, those existing employment agreements shall prevail. The Company policy is that the employment agreements of the Office Holders of the Company will undergo modifications from time to time, in accordance with this Policy.

15.3.
Nothing contained in this Policy shall derogate from the provisions of the Companies Law and the Company’s Articles of Association, concerning the manner of approving the Company’s engagement with any Office Holder in relation to the terms of his or her service and employment, and nothing contained in the provisions of this Policy shall derogate from any reporting obligation in respect of the grant of compensation to Office Holders pursuant to ~~the Securities Law, 1968,~~applicable securities laws and regulations.

15.4.
The Board may, after approving a particular annual compensation plan, decide that no compensation will be paid pursuant to the plan, and may instruct that the entire plan or part of it be cancelled or suspended, as the Board sees fit.

Annual General Meeting of Anchiano Therapeutics Ltd.

Date: April 23, 2020

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ **Use pen only**

		For	Against	Abstain
1.	To elect to the Board of Directors of the Company the eight director nominees to serve until the next annual general meeting of shareholders and until their successors have been duly elected and qualified;			
	Mr. Dennison Veru	☐	☐	☐
	Dr. Frank G. Haluska	☐	☐	☐
	Ms. Ruth Alon	☐	☐	☐
	Mr. Ofer Gonen	☐	☐	☐
	Mr. Reginald Hardy	☐	☐	☐
	Mr. Isaac Kohlberg	☐	☐	☐
	Mr. Neil Cohen	☐	☐	☐
	Mr. Stanislav Polovets	☐	☐	☐
2.	To approve the Company's Compensation Policy for directors and officers, reflecting certain amendments to the Compensation Policy;	☐	☐	☐

		Yes	No
2a.	Are you a Controlling Shareholder* or have a Personal Interest* in the approval of resolution 2?	☐	☐

* as defined under the Israeli Companies Law, 1999, as amended, as described in the Company's proxy statement. If you do not mark the relevant box, to confirm whether you are a Controlling Shareholder or have a Personal Interest, your vote will not be counted.

Authorized Signatures - This section must be completed for your instructions to be executed.

____________________ Please Sign Here

________________ Please Date Above

____________________ Please Sign Here

________________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. →

Annual General Meeting of Anchiano Therapeutics Ltd.
to be held on April 23, 2020
For Holders as of March 23, 2020

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

The Annual Report on Form 10-K for the year ended December 31, 2019 is available at:
https://clicktime.symantec.com/34Jr8VHUPVuVqCk32WqWiJY7Vc?u=https%3A%2F%2Fwww.sec.gov%2FArchives%2Fedgar%2Fdata%2F1534248%2F000110465920034835%2Ftm206813d1_10k.htm

All votes must be received by 12:00 p.m. EST, on April 20, 2020.

PROXY TABULATOR FOR
ANCHIANO THERAPEUTICS LTD.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2020 Mediant Communications Inc. All Rights Reserved

Anchiano Therapeutics Ltd.

Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 12:00 p.m. EST on April 20, 2020)

The undersigned registered owner of American Depositary Shares hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Shares of **Anchiano Therapeutics Ltd.** registered in the name of the undersigned on the books of the Depositary as of the close of business on **March 23, 2020** at the **Annual General Meeting** of the Shareholders of **Anchiano Therapeutics Ltd.** to be held on **April 23, 2020** or any postponement or adjournment thereof in respect of the resolutions specified on the reverse.

NOTES:

1. **Please direct the Depositary how it is to vote by placing an "X" in the appropriate box opposite each agenda item.**

PROXY TABULATOR FOR
ANCHIANO THERAPEUTICS LTD.
P.O. BOX 8016
CARY, NC 27512-9903